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|            |                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION               |    OMB APPROVAL               |
|  FORM 3    |                                  Washington, D.C. 20549                            |-------------------------------|
|            |                                                                                    |  OMB Number:   3235-0104      |
--------------                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF                 |  Expires: September 30, 1998  |
                                                      SECURITIES                                  |  Estimated average burden     |
                                                                                                  |  hours per response......0.5  |
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                         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                           Section 17(a) of the Public Utility
                                     Holding Company Act of 1935 or Section 30(F) of
                                            the Investment Company Act of 1940

(Print or Type Responses)
|----------------------------------------------------------------------------------------------------------------------------------
|1. Name and Address of Reporting Person*       |2. Date of Event Re- |4. Issuer Name and Ticker of Trading Symbol                 |
|                                               |   quiring Statement |                                                            |
|   Gorenstein       David                      |   (Month/Day/Year)  |    Vita Food Products, Inc.   VSF                          |
|-----------------------------------------------|                     |------------------------------------------------------------|
|   (Last)           (First)      (Middle)      |     1/16/97         |5. Relationship of Reporting   |6. If Amendment, Date       |
|                                               |---------------------|   Person(s) to Issuer         |   of Original              |
|                                               |                     |   (Check all applicable)      |   (Month/Day/Year)         |
|6770 North Lincoln Avenue                      |3. IRS or Social Se- | ---Director       X 10% Owner |                            |
|-----------------------------------------------|   curity Number of  |                  ----         |----------------------------|
|           (Street)                            |   Reporting Person  | ---Officer (give  ----Other   |7. Individual or Joint/Group|
|                                               |   (Voluntary)       |       title below)   (specify |   Filing (Check Applicable |
|                                               |   ###-##-####       |                        below) |   Line)                    |
|                                               |                     |                               |X  Form filed by One Report-|
|Lincolnwood           IL           60046       |                     |      -------------------      |   ing Person               |
|                                               |                     |                               |__ Form filed by More than  |
|                                               |                     |                               |   One Reporting Person     |
|-----------------------------------------------|---------------------|------------------------------------------------------------|
|  (City)            (State)        (Zip)       |                     | Table I - Non-Derivative Securities Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                            |                          |                  |                                       |
|1. Title of Security                        | 2. Amount of Securities  | 3. Ownership     |4. Nature of Indirect Beneficial Owner-|
|   (Instr. 4)                               |    Beneficially Owned    |    Form: Direct  |   ship (Instr. 5)                     |
|                                            |    (Instr. 4)            |    (D) or In-    |                                       |
|                                            |                          |        direct    |                                       |
|                                            |                          |    (I) (Instr. 5)|                                       |
|--------------------------------------------|--------------------------|------------------|---------------------------------------|
|                                            |                          |                  |                                       |
|Common Stock, $.01 par value per share      |           23,924         |         D        |                                       |
|--------------------------------------------|--------------------------|------------------|---------------------------------------|
|                                            |                          |                  |                                       |
|Common Stock, $.01 par value per share      |          477,783*        |         I        |     By J.B.F. Enterprises, a          |
|--------------------------------------------|--------------------------|------------------|---------------------------------------|
|                                            |                          |                  |     general partnership               |
|--------------------------------------------|--------------------------|------------------|---------------------------------------|
|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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Reminder: Report on a separate line for each class of securities beneficially
owned directly or indirectly.                                             (Over)

*If the form is filed by more than one reporting person, see Instruction
5(b)(v).                                                         SEC 1473 (7-96)